UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 6, 2007

Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12173	36-4094854
(State of Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

615 North Wabash, Chicago, IL 60611

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code (312) 573-5600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 6, 2007, Mr. Ben W. Perks retired from his position as Executive Vice President and Chief Financial Officer and principal financial officer of Navigant Consulting, Inc. (the “Company”).

(c) On July 25, 2007, the Company entered into an employment agreement with Scott J. Krenz, effective August 1, 2007. Related to that Agreement, the Board of Directors of the Company named Mr. Scott J. Krenz, age 55, as Executive Vice President and Chief Financial Officer and principal financial officer of the Company effective August 6, 2007. From 2004 to 2006, Mr. Krenz served as the Chief Financial Officer of Sapient Corporation, and from 1998 to 2004, Mr. Krenz served as the Vice President, Treasurer of EDS Corp.

The employment agreement is for a rolling one-year period, such that the remainder of the term shall always be one full year, and provides for an annual base salary of $350,000, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if the Company terminates Mr. Krenz for other than cause (as defined in the agreement) or Mr. Krenz terminates his employment for good reason (as defined in the agreement), then the Company will pay to Mr. Krenz an amount equal to the sum of his then-current base salary and the average of his three most recent annual bonuses. However, if Mr. Krenz terminates his own employment other than for good reason, the Company would have no further obligation to Mr. Krenz other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Krenz’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Mr. Krenz for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then the Company shall pay to Mr. Krenz an amount equal to (i) if the change in control occurs prior to the second anniversary of the effective date of his employment agreement, the sum of (1) Mr. Krenz’s base salary as of the date of the change of control plus (2) the average of his two most recent annual bonuses, if any, or (ii) if the change in control occurs on or after the second anniversary of the effective date of his employment agreement, two times the sum of (1) Mr. Krenz’s base salary as of the date of the change of control plus (2) the average of his three most recent annual bonuses; or. The foregoing description of the employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Employment Agreement dated as of July 25, 2007 between the Company and Scott J. Krenz.

SIGNATURES

Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Navigant Consulting, Inc.

Date: August 8, 2007	By:	/s/ Richard X. Fischer
	Name:	Richard X. Fischer
	Title:	Vice President, General Counsel and Secretary